MONSANTO TAKES NEXT STEP IN LIFE SCIENCES STRATEGY WITH ACQUISITION OF TWO SEED COMPANIES

ST. LOUIS, May 11, 1998 - Monsanto Company has announced that it has reached agreements to acquire two seed companies - DEKALB Genetics Corporation and Delta and Pine Land Company - as another step in a life sciences strategy designed to enhance the sustainable production of food and feed and create new possibilities for better nutrition and health by linking Monsanto's expertise in agriculture, food and pharmaceuticals.

         These acquisitions will broaden the availability of the first wave of agronomic traits developed through biotechnology and give more farmers around the world access to the yield and productivity benefits of crops enhanced through this technology. They also pave the way for the rapid introduction of the second wave of biotechnology traits, which improve the nutritional composition of food and feed, and offer food processors new tools to enhance the value of grains and oil seed crops.

         "As we have implemented our life sciences strategy in the last three years, we have created a network of alliances and partnerships, and, in some instances, have acquired companies to provide the depth and breadth necessary to rapidly develop and commercialize new technologies and to create new markets for the products of this research," said Monsanto Chairman and Chief Executive Officer, Robert B. Shapiro. "The acquisitions of DEKALB and Delta & Pine Land provide those technologies and global reach by creating broader seed platforms that enable us to connect better our traits to the needs of growers and processors, and allow us to anticipate better new markets or marketplace trends."

         DEKALB, headquartered in DeKalb, Illinois, is a global leader in agricultural genetics and a top hybrid seed corn company in the United States. It also has a strong presence in Latin America, plus seed interests in Europe and Southeast Asia. DEKALB currently offers its customers Monsanto traits for YieldGard insect-protected corn and Roundup Ready herbicide-tolerant corn.

         Delta & Pine Land is a leading breeder, producer and marketer of cotton seed based in Scott, Mississippi. It currently sells Monsanto's Bollgard and Ingard insect-protected cotton in the United States, Mexico, Australia and China, and Roundup Ready cotton in the United States. Delta & Pine Land's international experience in commercializing crops developed through biotechnology has allowed it to quickly bring these new seeds to global markets. Regulatory approvals are pending to sell Bollgard in Argentina and South Africa.

         "Monsanto has worked closely with DEKALB and Delta & Pine Land for a number of years to research new products and bring the economic and environmental benefits of agricultural biotechnology to growers worldwide," Shapiro added. "These acquisitions focus and accelerate those efforts. The employees of both companies will play and important role in implementing our life sciences strategy and creating value for growers, processors and ultimately consumers."

         DEKALB shareowners will receive $100 for each share of common stock held. Because Monsanto already holds 10 percent of DEKALB's A shares and approximately 45 percent of DEKALB's B shares, the weighted average price per share of the acquisition is $67.41, or a total cost to Monsanto of $2.5 billion.

         Under a separate agreement,  Delta & Pine Land shareowners will receive
0.8625 shares of Monsanto's common stock in exchange for each share of Delta & Pine Land stock they hold. Monsanto currently owns a 4.7 percent of Delta & Pine Land's common shares and 800,000 shares of preferred stock. The exchange ratio may be adjusted if Monsanto's average stock price rises or falls by more than 25 percent.

         The acquisitions will be closed as soon as practical.


Product background

         In 1998, Monsanto's technology is expected to be used on roughly 11 million corn acres, with more than 10 million acres planted in YieldGard corn and 750,000 acres planted in Roundup Ready corn. This acreage is more than triple the 3 million acres planted in1997, the introductory year for YieldGard.

         For cotton this year, U.S. growers are purchasing Bollgard and Roundup Ready cotton in varieties produced by Delta & Pine Land, and Bollgard cotton in varieties by Stoneville Pedigreed Seed Co., a Monsanto subsidiary. Global acreage of Bollgard and Roundup Ready Cotton is expected to increase to more than 5 million from 3 million in 1997.

         As a life sciences company, Monsanto is committed to finding solutions to the growing global needs for food and health by sharing common forms of science and technology among agriculture, nutrition and health. The company's 21,900 employees worldwide make and market high-value agricultural products, pharmaceuticals and food ingredients.


Note to editors: YieldGard, Roundup Ready, Bollgard and Ingard are trademarks of Monsanto Company and its subsidiaries.